Exhibit 2.1







                          AGREEMENT AND PLAN OF MERGER



                            DATED AS OF MAY 13, 2001





                                      AMONG

                             KERR-MCGEE CORPORATION,

                               KING HOLDCO, INC.,

                               HS RESOURCES, INC.

                              KING MERGER SUB, INC

                                       AND



                              HAWK MERGER SUB, INC.


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                                TABLE OF CONTENTS

                                                                         PAGE


ARTICLE 1 THE MERGERS......................................................2

           1.1      The Mergers............................................2
           1.2      Effect of the Company Merger...........................2
           1.3      Consummation of the Merger.............................2
           1.4      Certificate of Incorporation; Bylaws;
                    Directors and Officers.................................3
           1.5      Holdco.................................................3
           1.6      Conversion of Acquisition I Common Stock...............4
           1.7      Conversion of Company Common Stock.....................4
           1.8      Surrender of Shares; Stock Transfer Books..............6
           1.9      Distributions with Respect to Unexchanged Shares.......7
           1.10     No Further Ownership Rights in Company Common Stock....8
           1.11     Fractional Shares......................................8
           1.12     Lost Certificates......................................8
           1.13     Withholding Rights.....................................8
           1.14     Taking of Necessary Action; Further Action.............9
           1.15     Parent Merger..........................................9

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................9

           2.1      Organization...........................................9
           2.2      Capital Stock of the Company..........................10
           2.3      Authority Relative to this Agreement..................11
           2.4      SEC Reports and Financial Statements..................12
           2.5      Certain Changes.......................................13
           2.6      Litigation............................................13
           2.7      Disclosure in Proxy Statement.........................13
           2.8      Broker's or Finder's Fees.............................14
           2.9      Employee Plans........................................14
           2.10     Board Recommendation; Company Action; Requisite
                    Vote of the Company's Stockholders....................16
           2.11     Taxes.................................................16
           2.12     Environmental.........................................18
           2.13     Compliance with Laws..................................19
           2.14     Employment Matters....................................19
           2.15     Rights Agreement......................................20
           2.16     Oil and Gas Reserves..................................20
           2.17     Certain Contracts and Arrangements....................20
           2.18     Financial and Commodity Hedging.......................20
           2.19     Properties............................................20

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE PARENT,
          HOLDCO AND ACQUISITION I........................................21

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           3.1      Organization..........................................21
           3.2      Capital Stock.........................................22
           3.3      Authority Relative to this Agreement and the
                    Parent Merger Agreement...............................23
           3.4      SEC Reports and Financial Statements..................24
           3.5      Litigation............................................24
           3.6      Financing.............................................25
           3.7      Proxy Statement.......................................25
           3.8      Broker's or Finder's Fees.............................25
           3.9      Parent Not An Interested Stockholder..................25
           3.10     Independent Evaluation................................25
           3.11     Tax Matters...........................................26
           3.12     No Vote Required......................................26
           3.13     Environmental.........................................26
           3.14     Compliance with Laws..................................27
           3.15     Beneficial Ownership..................................27

ARTICLE 4 CONDUCT OF BUSINESS PENDING THE COMPANY MERGER..................27

           4.1      Conduct of Business by the Company Pending
                    the Company Merger....................................27
           4.2      Conduct of Business of Parent.........................30

ARTICLE 5 ADDITIONAL AGREEMENTS...........................................31

           5.1      Shareholders' Meeting.................................31
           5.2      Registration Statement................................31
           5.3      Employee Benefit Matters..............................32
           5.4      Consents and Approvals................................33
           5.5      Public Statements.....................................34
           5.6      Reasonable Best Efforts...............................34
           5.7      Notification of Certain Matters.......................35
           5.8      Access to Information; Confidentiality................35
           5.9      No Solicitation.......................................36
           5.10     Indemnification and Insurance.........................38
           5.11     Actions Regarding the Rights..........................39
           5.12     Options...............................................39
           5.13     Affiliates............................................39
           5.14     Stock Exchange Listing................................40
           5.15     Section 16 Matters....................................40
           5.16     Directorship..........................................40

ARTICLE 6 CONDITIONS......................................................40

           6.1      Conditions to the Obligation of Each Party
                    to Effect the Mergers.................................40
           6.2      Additional Conditions to the Obligation of Parent,
                    Holdco and Acquisition I..............................41
           6.3      Additional Conditions to the Obligation of
                    the Company...........................................41

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ARTICLE 7 TERMINATION, AMENDMENT AND WAIVER...............................42

           7.1      Termination...........................................42
           7.2      Effect of Termination.................................43
           7.3      Fees and Expenses.....................................44
           7.4      Amendment.............................................44
           7.5      Waiver................................................44

ARTICLE 8 GENERAL PROVISIONS..............................................45

           8.1      Notices...............................................45
           8.2      Representations and Warranties........................46
           8.3      Governing Law.........................................46
           8.4      Counterparts; Facsimile Transmission of Signatures....46
           8.5      Assignment; No Third Party Beneficiaries..............46
           8.6      Severability..........................................46
           8.7      Entire Agreement......................................47

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                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of May 13, 2001 is among HS Resources, Inc., a Delaware corporation ("Company"), Kerr-McGee Corporation, a Delaware corporation ("PARENT"), King Holdco, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("HOLDCO"), Hawk Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Holdco ("ACQUISITION I"), and King Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Holdco ("ACQUISITION II").

     WHEREAS, the parties have agreed pursuant to this Agreement that (i) Acquisition I will be merged with and into the Company with the Company as the surviving corporation, as described in Article I of this Agreement (the "COMPANY MERGER"), and (ii) immediately prior to the Company Merger, Acquisition II will be merged with and into Parent with Parent as the surviving corporation pursuant to an Agreement and Plan of Merger (the "PARENT MERGER AGREEMENT") and in accordance with Section 251(g) of the Delaware General Corporation Law ("DELAWARE LAW") (the "PARENT MERGER" and, together with the Company Merger, the "MERGERS").

     WHEREAS, concurrently with the consummation of the Parent Merger, Holdco will be renamed "Kerr-McGee Corporation" and will become the parent corporation of Parent, as further described in Article I of this Agreement and in the Parent Merger Agreement.

     WHEREAS, it is intended for federal income tax purposes that (i) the Parent Merger qualify as a reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "CODE"), or, taken together with the Company Merger, qualify as an exchange within the meaning of
Section 351 of the Code and (ii) the Parent Merger and the Company Merger, taken together, qualify as an exchange within the meaning of Section 351 of the Code.

     WHEREAS, the board of directors of the Company has approved this Agreement and the Company Merger and has determined that the Company Merger is fair to, and in the best interests of, the holders of Company Common Stock and resolved to recommend approval of this Agreement and the Company Merger by the stockholders of the Company.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants contained in this Agreement and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Holdco, the Company, Acquisition I and Acquisition II intending to be legally bound, hereby agree as follows:

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                                    ARTICLE 1
                                   THE MERGERS

     1.1 THE MERGERS. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Law, (a) immediately prior to the Effective Time (defined below) upon the terms and subject to the conditions set forth in the Parent Merger Agreement in accordance with Section 251(g) of the Delaware Law, Acquisition II shall be merged with and into Parent in the Parent Merger and (b) at the Effective Time, Acquisition I shall be merged with and into the Company in the Company Merger. Following the Parent Merger, Parent shall continue its corporate existence under the laws of the State of Delaware as the surviving corporation of the Parent Merger (the "PARENT SURVIVING CORPORATION") and a wholly owned subsidiary of Holdco and the separate corporate existence of Acquisition II shall cease. Following the Company Merger, the Company shall continue its corporate existence under the laws of the State of Delaware as the surviving corporation of the Company Merger (the "COMPANY SURVIVING CORPORATION") and a wholly owned subsidiary of Holdco and the separate corporate existence of Acquisition I shall cease.

     1.2 EFFECT OF THE COMPANY MERGER. The Company Merger shall have the effects set forth in the applicable provisions of the Delaware Law. Without limiting the generality of the foregoing, when the Company Merger has been effected, the Company Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Company and Acquisition I (the "CONSTITUENT CORPORATIONS"); and each of the rights, privileges, powers and franchises of each of the Constituent Corporations and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of such corporations, shall be vested in the Company Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest, shall be thereafter as effectually the property of the Company Surviving Corporation as they were of the respective Constituent Corporations, and the title to any real estate vested by deed or otherwise in any of such Constituent Corporations shall not revert or be in any way impaired by reason of the Company Merger; but all rights of creditors and all liens upon any property of any of said Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the respective Constituent Corporations shall thenceforth attach to the Company Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

     1.3 CONSUMMATION OF THE MERGER. As soon as is practicable after the satisfaction or waiver of the conditions set forth in ARTICLE 6 hereof, the parties hereto will cause the Company Merger to be consummated by filing with the Secretary of State of Delaware a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of the Delaware Law (the time of such filing, or such subsequent time as the Company and Parent agree and is set forth in the certificate of merger, being referred to herein as the "EFFECTIVE TIME" and the date of such filing being referred to herein as the "EFFECTIVE DATE"). The term "PARENT EFFECTIVE TIME" shall mean the time and date of the filing of a properly executed certificate of

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merger relating to the Parent Merger with the Secretary of State of the State of
Delaware (or such subsequent time and date as is set forth in said certificate of merger). Unless this Agreement shall have been terminated and the transactions contemplated herein shall have been abandoned, and subject to the satisfaction or waiver of the conditions set forth in ARTICLE 6, the closing of the Company Merger (the "CLOSING") will take place at a time and on a date (the "CLOSING DATE") to be specified by the parties, which shall be no later than the second business day after satisfaction or valid waiver of the latest to occur of the conditions set forth in ARTICLE 6.

     1.4 CERTIFICATE OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS.

         (a) COMPANY SURVIVING CORPORATION. The certificate of incorporation and bylaws of the Company as in effect immediately prior to the Effective Time shall become the Certificate of Incorporation and bylaws of the Company Surviving Corporation until thereafter amended as provided therein and under the Delaware Law. The directors of Acquisition I immediately prior to the Effective Time will be the initial directors of the Company Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Company Surviving Corporation's certificate of incorporation and bylaws and the Delaware Law. The officers of Acquisition I immediately prior to the Effective Time will be the initial officers of the Company Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Company Surviving Corporation's certificate of incorporation and bylaws and the Delaware Law.

         (b) PARENT SURVIVING CORPORATION. The certificate of incorporation and bylaws of Parent as in effect immediately prior to the Parent Effective Time shall become the certificate of incorporation and bylaws of the Parent Surviving Corporation until thereafter amended as provided therein and under the Delaware Law, except that the name of the Parent Surviving Corporation shall be changed to Kerr-McGee Operating Corporation (or such other name as Holdco may determine) and such other changes as are required or permitted by Section 251(g) of the Delaware Law shall be made. The directors of Parent immediately prior to the Parent Effective Time will be the initial directors of the Parent Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Parent Surviving Corporation's certificate of incorporation and bylaws and the Delaware Law. The officers of Parent immediately prior to the Parent Effective Time will be the initial officers of the Parent Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Parent Surviving Corporation's certificate of incorporation and bylaws and the Delaware Law.

     1.5 HOLDCO. In accordance with the Parent Merger Agreement and Section 251(g) of the Delaware Law, the certificate of incorporation and the bylaws of Holdco immediately following the Parent Effective Time will contain provisions identical to those in the certificate of incorporation and bylaws of Parent immediately prior to the Parent Effective Time, except as otherwise permitted by
Section 251(g) of the Delaware Law and except that at the Parent Effective Time the name of Holdco shall be changed to "Kerr-McGee Corporation."

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     1.6 CONVERSION OF ACQUISITION I COMMON STOCK. At the Effective Time, by
virtue of the Company Merger, each share of common stock of Acquisition I outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.001 per share, of the Company Surviving Corporation ("COMPANY SURVIVING CORPORATION COMMON STOCK"). Each certificate which immediately prior to the Effective Time represented a number of outstanding shares of common stock of Acquisition I shall, from and after the Effective Time, be deemed for all purposes to represent the same number of shares of Company Surviving Corporation Common Stock.

     1.7 CONVERSION OF COMPANY COMMON STOCK. At the Effective Time, by virtue of the Company Merger:

         (a) Subject to the provisions of SECTIONS 1.7(C), (D) and (E), each share of Company Common Stock that is outstanding immediately prior to the Effective Time (excluding any Dissenting Shares and any shares of Company Common Stock canceled or to remain outstanding pursuant to SECTION 1.7(E)) shall be converted, at the election of the holder thereof in accordance with the procedures set forth herein, into one of the following:

             (i) for each such share of Company Common Stock with respect to which an election to receive Holdco Common Stock has been effectively made and not revoked pursuant to SECTION 1.7(B) (a "STOCK ELECTION"), the right to receive 0.9404 shares (the "EXCHANGE RATIO") of Holdco Common Stock (the "STOCK Consideration"); and

             (ii) for each such share of Company Common Stock with respect to which an election to receive cash has been effectively made and not revoked pursuant to SECTION 1.7(B) (a "CASH ELECTION"), the right to receive $66.00 per share (the "PER SHARE AMOUNT") in cash, without interest (the "CASH CONSIDERATION").

         (b) Each person who, at the Effective Time, is a record holder of shares of Company Common Stock (other than holders of shares of Company Common Stock to be canceled or to remain outstanding as set forth in SECTION 1.7(E) or Dissenting Shares) shall have the right to submit an Election Form specifying the number of shares of Company Common Stock that such person desires to have converted into the right to receive Holdco Common Stock pursuant to a Stock Election, and the number of shares of Company Common Stock that such person desires to have converted into the right to receive the Cash Consideration pursuant to a Cash Election. Any such record holder who fails properly to submit an Election Form on or prior to the Election Deadline in accordance with the procedures set forth in SECTION 1.8(B) shall be deemed to have made a Cash Election.

         (c) In the event the total number of Cash Elections (including any deemed Cash Elections as provided for in Section 1.7(b)) would require aggregate Cash Consideration in excess of the Maximum Cash Consideration (as defined below), such Cash Elections shall be subject to proration as follows: for each Cash Election made by the holder of shares of Company Common Stock, the number of shares of Company Common Stock that shall be converted into the right to receive the Cash Consideration shall be the total number of shares of Company Common Stock subject to such Cash Election multiplied by the Cash Proration Factor. The

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"CASH PRORATION FACTOR" means a fraction (x) the numerator of which shall be the
Maximum Cash Consideration and (y) the denominator of which shall be the product of the aggregate number of shares of Company Common Stock subject to all Cash Elections multiplied by the Per Share Amount. All shares of Company Common Stock subject to Cash Elections, subject to proration required by this section, if applicable, shall be converted into the right to receive the Cash Consideration. The maximum aggregate amount of the Cash Consideration for purposes of the calculation of the Cash Proration Factor shall be $833,000,000 (the "MAXIMUM
CASH CONSIDERATION"). All shares of Company Common Stock subject to a Cash Election, other than that number converted into the right to receive the Cash Consideration in accordance with this SECTION 1.7(C), shall be converted into the right to receive the Stock Consideration.

         (d) In the event the total number of Stock Elections would require aggregate Stock Consideration in excess of the Maximum Stock Consideration, such Stock Elections shall be subject to proration as follows: for each Stock Election made by the holder of shares of Company Common Stock, the number of shares of Company Common Stock that shall be converted into the right to receive the Stock Consideration shall be the total number of shares of Company Common Stock subject to such Common Stock Election multiplied by the Common Stock Proration Factor. The "COMMON STOCK PRORATION FACTOR" means a fraction (x) the numerator of which shall be the Maximum Stock Consideration and (y) the denominator of which shall be the number of shares of Company Common Stock subject to all Stock Elections. All shares of Company Common Stock subject to Stock Elections, subject to proration required by this section, if applicable, shall be converted into the right to receive the Stock Consideration. For purposes of the calculation of the Common Stock Proration Factor, the maximum aggregate number of shares of Company Common Stock that may receive Stock Consideration shall be 5,412,835 shares (the "MAXIMUM STOCK CONSIDERATION"). All shares of Company Common Stock subject to a Stock Election, other than that number converted into the right to receive the Stock Consideration in accordance with this SECTION 1.1(D), shall be converted into the right to receive the Cash Consideration. In the event that both the proration mechanisms included in
SECTION 1.7(C) and 1.7(d) are applicable, the mechanism in SECTION 1.7(C) shall be applied and the mechanism in SECTION 1.7(D) shall not be applied.

         (e) Each share of Company Common Stock owned by the Company, Holdco, or Acquisition I immediately prior to the Effective Time, shall be canceled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto. Each share of Company Common Stock owned by a wholly owned Company Subsidiary or any wholly owned direct or indirect subsidiary of Holdco (other than Acquisition I) immediately prior to the Effective Time shall remain outstanding.

The consideration provided for in SECTIONS 1.7(A) and (B), together with the consideration provided for in SECTION 1.11, is referred to herein as the "MERGER CONSIDERATION." "DISSENTING SHARES" are shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who neither shall have voted in favor of the Company Merger nor shall have consented thereto in writing (other than a holder who has made a Stock Election for all of such holder's shares and where the election is not subject to proration and is not made pursuant to Section 1.7(d)) and who shall have demanded appraisal for such shares in accordance

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with the Delaware Law. Dissenting Shares shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses its right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses its right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration as if such holder had made a Cash Election. The Company shall give Parent and Holdco prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock. Except as required by applicable law or with the prior written consent of Parent or Holdco, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands. At the Effective Time, each certificate (a "CERTIFICATE") formerly representing any shares of Company Common Stock, other than Dissenting Shares and the shares to be canceled or to remain outstanding pursuant to SECTION 1.7(E), shall thereafter represent only the right to receive the Merger Consideration and the right to receive any distribution or dividends pursuant to SECTION 1.9.

     1.8 SURRENDER OF SHARES; STOCK TRANSFER BOOKS.

         (a) Prior to the Effective Time, Holdco shall designate a bank or trust company to act as agent for the holders of shares of Company Common Stock in connection with the Company Merger (the "EXCHANGE AGENT") to receive the Merger Consideration to which holders of such shares shall become entitled pursuant to
SECTION 1.7. Following the Effective Time, Holdco will deposit with the Exchange Agent certificates representing Holdco Common Stock and cash sufficient to make all payments pursuant to SECTIONS 1.7(A) and 1.11 and, when and as needed, Parent or Holdco will deposit with the Exchange Agent cash sufficient to make all payments pursuant to SECTION 1.8. Such funds shall be invested by the Exchange Agent as directed by Holdco, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $500 million.

         (b) Promptly after the Effective Time, Holdco shall cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the "CERTIFICATES"), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration therefor and (ii) an election form (the "ELECTION FORM") providing for such holders to make the Cash Election and/or the Stock Election. Any Election other than a deemed Cash Election shall be validly made only if the Exchange Agent shall have received by 5:00 p.m., New York City time, on a date (the "ELECTION DEADLINE") to be decided upon by Holdco (which date shall not be later than the twentieth business day after the Effective Time), an Election Form properly completed and executed (with the signature or signatures thereon guaranteed to the extent required by the Election Form) by such holder accompanied by such holder's Certificates, or by an appropriate guarantee of delivery of such Certificates from a member of any registered national securities exchange or of

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the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States as set forth in such Election Form. Any holder of Company Common Stock who has made an election by submitting an Election Form to the Exchange Agent may at any time prior to the Election Deadline change such holder's election by submitting a revised Election Form, properly completed and signed that is received by the Exchange Agent prior to the Election Deadline. Any holder of Company Common Stock may at any time prior to the Election Deadline revoke his election and withdraw his Certificates deposited with the Exchange Agent by written notice to the Exchange Agent received by the close of business on the day prior to the Election Deadline. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share formerly represented by such Certificate and such Certificate shall then be cancelled. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.

         (c) At any time following six months after the Effective Time, Holdco shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Exchange Agent and which have not been disbursed to holders of Certificates and, thereafter, such holders shall be entitled to look to Holdco (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates. Notwithstanding the foregoing, neither Holdco nor the Exchange Agent shall be liable to any holder of a Certificate for the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (d) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or by applicable law.

     1.9 DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made with respect to shares of Holdco Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to shares of Holdco Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares shall be paid to any

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such holder pursuant to SECTION 1.11 until such holder shall surrender such
Certificate in accordance with SECTION 1.8. Subject to the effect of applicable laws, following the surrender of any such Certificate, there shall be paid to such holder of shares of Holdco Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Holdco Common Stock to which such holder is entitled pursuant to SECTION 1.11 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Holdco Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Holdco Common Stock.

     1.10 NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Holdco Common Stock issued and cash paid upon the surrender for exchange of Certificates in accordance with the terms of this ARTICLE 1 (including any cash paid pursuant to SECTION 1.11) shall be deemed to have been issued (and paid) in full satisfaction of all rights represented by such Certificates.

     1.11 FRACTIONAL SHARES.

         (a) No certificates or scrip or shares of Holdco Common Stock representing fractional shares of Holdco Common Stock shall be issued upon the surrender for exchange of Certificates and such fractional interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Holdco or a holder of shares of Holdco Common Stock.

         (b) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Company Merger who would otherwise have been entitled to receive a fraction of a share of Holdco Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Holdco Common Stock multiplied by (ii) the average of the closing prices of Parent Common Stock in the New York Stock Exchange for the five trading days prior to the Effective Time.

     1.12 LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Holdco, the posting by such person of a bond in such reasonable amount as Holdco may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby and any unpaid dividends and distributions on shares of Holdco Common Stock deliverable in respect thereof, pursuant to this Agreement.

     1.13 WITHHOLDING RIGHTS. Each of the Company Surviving Corporation and Holdco shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Company Surviving Corporation or Holdco, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Company Surviving Corporation or Holdco, as the case may be.

     1.14 TAKING OF NECESSARY ACTION; FURTHER ACTION. Each of Parent, Holdco, the Company and Acquisition I shall use all reasonable efforts to take all such actions as may be necessary or appropriate in order to effectuate the Company Merger under the Delaware Law as promptly as commercially practicable. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Company Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either the Company or Acquisition I, the officers and directors of the Company Surviving Corporation are fully authorized in the name of each constituent corporation or otherwise to take, and shall take, all such lawful and necessary action. Prior to the Effective Time, the Company shall cause the Company's directors to submit their resignations from the Company's Board of Directors, such resignations to be effective at the Effective Time.

     1.15 PARENT MERGER. All matters pertaining to the conversion of outstanding capital stock of Parent into capital stock of Holdco in the Parent Merger shall be governed by the terms and provisions of the Parent Merger Agreement and
Section 251(g) and other applicable provisions of the Delaware Law

                                    ARTICLE 2
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as publicly disclosed by the Company in the Company SEC Reports (as defined in SECTION 2.4(a)) filed with the SEC prior to the date of this Agreement and except as set forth on the disclosure letter (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of this Agreement if the disclosure in respect of the particular section is sufficient on its face without further inquiry reasonably to inform Parent of the information required to be disclosed in respect of the other sections to avoid a breach under the representation and warranty or covenant corresponding to such other sections) previously delivered by the Company to Parent (the "COMPANY DISCLOSURE LETTER"), the Company hereby represents and warrants to Parent and Holdco as follows. "To the knowledge of the Company" and similar phrases mean the actual knowledge of the individuals described in the Company Disclosure Letter without independent investigation or inquiry.

     2.1 ORGANIZATION.

         (a) The Company and each corporation, partnership, joint venture or other legal entity of which the Company owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity (the "COMPANY SUBSIDIARIES") is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority and any necessary governmental approvals to own, lease and operate its property and to carry on its business as now being conducted. The Company and each of the Company Subsidiaries is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except in such jurisdictions where the failure to be so qualified and/or licensed would not, individually or in the aggregate, have a Company Material Adverse Effect. A "COMPANY MATERIAL ADVERSE EFFECT" means any change, effect, fact, event, condition or development that would have or be reasonably likely to have a material adverse effect on (i) the condition (financial or otherwise), business, operations or assets of the Company and the Company Subsidiaries considered as a single enterprise or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement. Notwithstanding anything to the contrary herein, any change, effect, fact, event or condition which adversely affects the oil and gas exploration and production industry generally or which arises out of general economic conditions shall not be considered in determining whether a Company Material Adverse Effect has occurred. The copies of the certificate of incorporation and bylaws of the Company which are incorporated by reference as exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 2000 are complete and correct copies of such documents as in effect on the date of this Agreement.

         (b) SECTION 2.1(A) of the Company Disclosure Letter lists all of the Company Subsidiaries and their respective jurisdictions of incorporation. All the outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever ("LIENS") and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Other than joint ventures, operating agreements and similar arrangements typical in the Company's industry entered into in the ordinary course of business, neither the Company nor any of the Company Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any other person that is or would reasonably be expected to be material to the Company and the Company Subsidiaries considered as a single entity. The term "person" as used in this Agreement will be interpreted broadly to include any corporation, company, group, partnership or other entity or individual.

     2.2 CAPITAL STOCK OF THE COMPANY.

         (a) As of the date of this Agreement, the authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock, of which 18,034,047 are issued and outstanding and 15,000,000 shares of Preferred Stock, of which none are issued and outstanding. In addition, there are 1,838,801 shares of Company Common Stock held in the treasury of the Company. Such issued shares of Company Common Stock have been duly authorized, validly issued, are fully paid and nonassessable and free of preemptive rights. The Company has not, subsequent to December 31, 2000, declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock. The Company has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of the Company.

         (b) SECTION 2.2(B) of the Company Disclosure Letter lists all outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company or any Company Subsidiary any capital stock of the Company or securities convertible into or exchangeable for capital stock of the Company. The foregoing does not include the Rights outstanding under the Rights Plan. There are no stock appreciation rights ("SARS") attached to the options, warrants or rights.

         (c) Except as otherwise described in this SECTION 2.2 or as described in SECTION 2.2(B) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has or is subject to or bound by any outstanding option, warrant, call, subscription or other right (including any preemptive or similar right), agreement, arrangement or commitment which (i) obligates the Company or any of the Company Subsidiaries to issue, sell or transfer, or repurchase, redeem or otherwise acquire, any shares of the capital stock or other equity interests of the Company or any of the Company Subsidiaries, (ii) obligates the Company or any of the Company Subsidiaries to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any such Company Subsidiary or any other entity, (iii) restricts the transfer of any shares of capital stock of the Company or any of the Company Subsidiaries, or (iv) relates to the holding, voting or disposition of any shares of capital stock of the Company or any of the Company Subsidiaries. No bonds, debentures, notes or other indebtedness of the Company or any of the Company Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of the Company or any of the Company Subsidiaries may vote are issued or outstanding.

     2.3 AUTHORITY RELATIVE TO THIS AGREEMENT.

         (a) The Company has the requisite corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated herein have been duly authorized by the board of directors of the Company. The board of directors of the Company has declared advisable and approved this Agreement such that the restrictions on business combinations set forth in Section 203 of the Delaware Law and the restrictions on business transactions set forth in Article 7 of the Company's Certificate of Incorporation are inapplicable to Parent, Holdco, Acquisition I and Acquisition II in connection with this Agreement and the transactions contemplated hereby. No other corporate proceedings on the part of the Company or any of the Company Subsidiaries are necessary to authorize the execution and delivery of this

Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby, except for the approval of the Company's stockholders as contemplated in SECTION 5.1. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

         (b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated herein nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of the certificate or articles of incorporation or bylaws of the Company or any of the Company Subsidiaries, (ii) result in a violation or breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or accelerate the performance or increase the fees required by, or result in a right of termination, amendment or acceleration under, a right to require redemption or repurchase of or otherwise "put" securities, or the loss of a material benefit under, or result in the creation of a Lien upon any of the properties or assets of the Company or any Company Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their respective properties or assets, may be bound or (iii) subject to compliance with the statutes and regulations referred to in SUBSECTION (C) below, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation ("ORDER") applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, other than any such event described in items
(ii) or (iii) which would not (x) prevent the consummation of the transactions contemplated hereby or (y) have a Company Material Adverse Effect.

         (c) Except for compliance with the provisions of the Delaware Law, the Hart-Scott-Rodino Antitrust Improvements Act ("HSR ACT"), the Securities Exchange Act of 1934 ("'34 ACT"), the Securities Act of 1933 (the "'33 ACT"), the rules and regulations of the New York Stock Exchange and the "blue sky" laws of various states and foreign laws, no action by any governmental authority is necessary for the Company's execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby except where the failure to obtain or take such action would not have a Company Material Adverse Effect.

     2.4 SEC REPORTS AND FINANCIAL STATEMENTS.

         (a) Since January 1, 1998, the Company has filed with the Securities and Exchange Commission ("SEC") all forms, reports, schedules, registration statements, definitive proxy statements and other documents (the "COMPANY SEC REPORTS") required to be filed by the Company with the SEC. As of their respective dates and, if amended or superseded by a subsequent filing prior to the date of this Agreement or the Effective Time, then as of the date of such filing, the Company SEC Reports complied or will comply in all material respects with the requirements of the '33 Act, the '34 Act and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, and none of the Company SEC Reports contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 12 or 15 of the '34 Act.

         (b) The Consolidated Balance Sheets and the related Consolidated Statements of Operations, Consolidated Statements of Stockholders' Equity and Consolidated Statements of Cash Flows (including, in each case, any related notes and schedules thereto) (collectively, the "COMPANY FINANCIAL STATEMENTS") of the Company contained in the Company SEC Reports have been prepared from the books and records of the Company and its consolidated subsidiaries, and the Company Financial Statements present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries as of the dates or for the periods presented therein in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as otherwise noted therein, including the related notes, and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments in the ordinary course of business.

         (c) Since March 31, 2001, neither the Company nor any of the Company Subsidiaries has incurred any liabilities or obligations of any nature, whether accrued, contingent or absolute or otherwise (including without limitation under royalty arrangements), except for those arising in the ordinary course of business consistent with past practice and that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     2.5 CERTAIN CHANGES. Since March 31, 2001, the Company and each of the Company Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice, and there has not been: (A) any Company Material Adverse Effect or (B) any action taken by the Company or any of the Company Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of SECTION 4.1.

     2.6 LITIGATION. There is no suit, action or legal, administrative, arbitration or other proceeding or governmental investigation (the "COMPANY CASES") or Order pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries which, considered individually or in the aggregate, is reasonably likely to have, a Company Material Adverse Effect nor is there any judgment, decree, injunction, rule or order of any court or other governmental entity or arbitrator outstanding against the Company or any of the Company Subsidiaries having, or which, considered individually or in the aggregate, is reasonably likely to have, a Company Material Adverse Effect.

     2.7 DISCLOSURE IN PROXY STATEMENT. No information supplied by the Company for inclusion in the proxy statement to be sent to the shareholders of the Company in connection with the Shareholders' Meeting (as defined in SECTION 5.1) (the "PROXY STATEMENT/PROSPECTUS"), shall, at the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to shareholders and at the time of the Shareholders' Meeting and at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholder's Meeting which has become false or misleading. No information supplied by the Company for inclusion in the S-4 with respect to the issuance of Holdco Common Stock in the Merger will, at the time the S-4 becomes effective under the '33 Act, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading. The portions of the Proxy Statement/Prospectus and S-4 supplied by the Company (whether by inclusion or by incorporation by reference therein) will comply as to form in all material respects with the requirements of the '33 Act and the '34 Act and the rules and regulations of the SEC thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Holdco which is contained in any of the foregoing documents.

     2.8 BROKER'S OR FINDER'S FEES. Except for Lehman Brothers, Inc. ("LEHMAN"), whose fees and expenses will be paid by the Company in accordance with the Company's agreement with Lehman, a copy of which has been provided to Parent, no agent, broker, person or firm acting on behalf of the Company or under its authority is or will be entitled to any advisory, commission or broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated herein.

     2.9 EMPLOYEE PLANS.

         (a) Other than as set forth on Section 2.9(a) of the Company Disclosure Letter, there are no Employee Benefit Plans established, maintained or contributed to by the Company. An "EMPLOYEE BENEFIT PLAN" means any employee benefit plan, program, policy, practices, agreement or other arrangement providing benefits to any current or former employee, officer or director of the Company or any of the Company Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of the Company Subsidiaries or to which the Company or any of the Company Subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of
Section 3(1) of ERISA, any employee pension benefit plan within the meaning of
Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy.

         (b) With respect to each Employee Benefit Plan, the Company has made available to Parent a true, correct and complete copy of: (i) each writing constituting a part of such Employee Benefit Plan (or to the extent no copy exists, a materially accurate description); (ii) for the three most recent plan years, Annual Report (Form 5500 Series), if any; (iii) the current summary plan description and any material modifications thereto, if required to be furnished under ERISA; and (iii) the most recent determination letter from the IRS, if any.

         (c) Each Employee Benefit Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that has not been revoked, and to the knowledge of the Company, no event has occurred and no condition exists that could reasonably be expected to result in the revocation of any such determination letter.

         (d) Except as is not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect, all contributions required to be made to any Employee Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the Company SEC Reports filed with the SEC prior to the date of this Agreement.

         (e) Except as is not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect, with respect to each Employee Benefit Plan, the Company and the Company Subsidiaries have complied, and are now in compliance, with all provisions of ERISA, the Code and all laws and regulations applicable to such Employee Benefit Plans and each Employee Benefit Plan has been established and administered in accordance with its terms.

         (f) No Employee Benefit Plan is subject to Title IV of ERISA (including, without limitation, any multiemployer plan with the meaning of Section 4001(a)(3) of ERISA) and no liability (other than for premiums to the
PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of the Company Subsidiaries.

         (g) The Company and the Company Subsidiaries have no material liability for life, health or medical benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

         (h) The consummation of the transactions contemplated by this Agreement will not, either alone or in connection with termination of employment, (i) entitle any current or former employee or officer of the Company or the Company Subsidiaries to severance pay or any other material payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer or (iii) give rise to the payment of any amount that would not be deductible under
Section 280G of the Code.

         (i) Except as is not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect, there are no pending or, to the knowledge of the Company, threatened claims, actions or suits by or on behalf of any Employee Benefit Plan or by any employee or beneficiary covered under any such Employee Benefit Plan, involving any such Employee Benefit Plan (other than claims in the ordinary course of business) and, to the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such claims, actions or suits.

         (j) The Company does not have any outstanding loans to any employees of the Company.

     2.10 BOARD RECOMMENDATION; COMPANY ACTION; REQUISITE VOTE OF THE COMPANY'S STOCKHOLDERS.

         (a) The board of directors of the Company has by resolutions duly adopted by the unanimous vote of its entire board of directors at a meeting of such board duly called and held on May 13, 2001, determined that the Company Merger is fair to and in the best interests of the Company and its stockholders, approved and declared advisable this Agreement, the Company Merger and the other transactions contemplated hereby and recommended that the stockholders of the Company approve and adopt this Agreement and the Company Merger. In connection with such approval, the Company's board of directors received from Lehman an opinion to the effect that the consideration to be paid to the stockholders of the Company in the Company Merger is fair to the stockholders of the Company from a financial point of view subject to the assumptions and qualifications in such opinion. The Company has been authorized by Lehman to include such opinion in its entirety in the Proxy Statement/Prospectus, so long as such inclusion is in form and substance reasonably satisfactory to Lehman and its counsel.

         (b) The affirmative vote of stockholders of the Company required for approval and adoption of this Agreement and the Company Merger is and will be no greater than a majority of the outstanding shares of Company Common Stock and no other vote of any holder of the Company's securities is required for the approval and adoption of this Agreement or the Company Merger.

     2.11 TAXES.

         (a) The Company and the Company Subsidiaries have timely filed all federal, state, local, and other tax returns and reports required to be filed on or before the Effective Date by the Company and each Company Subsidiary under applicable laws and have paid all required taxes (including any additions to taxes, penalties and interest related thereto) due and payable on or before the date hereof and all such tax returns and reports were true, complete and correct, except for such failures to file or failures to be true and correct as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. The Company and the Company Subsidiaries have withheld and paid over all taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party, except for such failures to withhold or pay over and such failures to comply as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. There are no encumbrances on any of the assets, rights or properties of the Company or any Company Subsidiary with respect to taxes, other than liens for taxes not yet due and payable or for taxes that the Company or a Company Subsidiary is contesting in good faith through appropriate proceedings.

         (b) No audit of the tax returns of the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened. No deficiencies have been asserted against the Company or any Company Subsidiary as a result of examinations by any state, local, federal or foreign taxing authority and no issue has been raised by any examination conducted by any state, local, federal or foreign taxing authority that, by application of the same principles, might result in a proposed deficiency for any other period not so examined. Neither the Company nor any Company Subsidiary is subject to any private letter ruling of the Internal Revenue Service or comparable rulings of other tax authorities that will be binding on the Company or any Company Subsidiary with respect to any period following the Closing Date.

         (c) There are no agreements, waivers of statutes of limitations, or other arrangements providing for extensions of time in respect of the assessment or collection of any unpaid taxes against the Company or any Company Subsidiary. The Company and each Company Subsidiary have disclosed on their federal income tax returns all positions taken therein that could, if not so disclosed, give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code.

         (d) Neither the Company nor any Company Subsidiary is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by The Tax Equity and Fiscal Responsibility Act of 1982. None of the property owned by the Company nor a Company Subsidiary is "tax-exempt use property" within the meaning of Section 168(h) of the Code. Neither the Company nor any Company Subsidiary is required to make any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise except possibly by reason of the Merger. Neither the Company nor any Company Subsidiary has been a member of an affiliated group of corporations filing a consolidated federal income tax return (other than a group the common parent of which was the Company) or has any liability for the taxes of another person arising pursuant to Treasury Regulation ss. 1.1502-6 or analogous provision of state, local or foreign law, or as a transferee or successor, or by contract, tax sharing agreement, tax indemnification agreement, or otherwise. Neither the Company nor any Company Subsidiary has filed a consent under Section 341(f) of the Code with respect to the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has been a party to any distribution occurring during the two year period prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income tax return. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the production from the wells referred to in Section 3.16.3 of the Company Disclosure Letter is eligible for credits under Section 29 of the Code with respect to natural gas produced and sold from such wells before January 1, 2003, and limited, in the case of each well, to the formation, if any, identified on
Schedule 3.16.3 of the Company Disclosure Letter and the Company and the Company Subsidiaries are entitled to claim all credits under Section 29 of the Code arising with respect to all such production subject to any limitations on the Company's ability to use such credits that may arise under Section 29(b)(6) of the Code or as a result of the Company's recognizing insufficient taxable income in a taxable year.

         (e) The Company has not taken, or agreed to take any action, and has no knowledge of any condition, that would prevent the Company Merger and the Parent Merger, taken together, from qualifying as an exchange described in Section 351 of the Code.

     2.12 ENVIRONMENTAL. Except for such matters that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect:

         (a) To the knowledge of the Company, there is no condition existing on any real property or other asset owned, leased or operated by the Company or any Company Subsidiary or resulting from operations conducted thereon that would reasonably be expected to give rise to any liability to the Company or any Company Subsidiary under Environmental Laws or constitute a violation of any Environmental Laws, and the Company and all Company Subsidiaries are otherwise in compliance with all applicable Environmental Laws.

         (b) None of the Company and the Company Subsidiaries, no current or former real property or other asset owned, leased or operated by the Company or any Company Subsidiary, nor the operations currently or formerly conducted thereon or in relation thereto by the Company or any Company Subsidiary or by any prior owner, lessee or operator of such real property or other asset, are subject to any pending or, to the knowledge of the Company, threatened action, suit, investigation, inquiry or proceeding relating to any Environmental Laws by or before any court or other governmental authority.

         (c) All material permits, notices and authorizations, if any, required to be obtained or filed in connection with the operation or use of any real property or other asset owned, leased or operated by the Company or any Company Subsidiary, including without limitation past or present treatment, storage, disposal or release of a Hazardous Substance or solid waste into the environment, have been duly obtained or filed, and the Company is in compliance in all material respects with the terms and conditions of all such permits, notices and authorizations.

         (d) Hazardous Materials have not been released, disposed of or arranged to be disposed of by the Company or any Company Subsidiary, in violation of, or in a manner or to a location that would reasonably be expected to give rise to liability under, any Environmental Laws.

         (e) None of the Company and the Company Subsidiaries has assumed, contractually or, to the knowledge of the Company, by operation of law, any liabilities or obligations of third parties under any Environmental Laws, except in connection with the acquisition of assets or entities associated therewith.

         (f) "ENVIRONMENTAL LAWS" means any federal, state and local energy, public utility, health, safety and environmental laws, regulations, orders, permits, licenses, approvals, ordinances, rule of common law, and directives including without limitation the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), the Occupational Health and Safety Act, the Toxic Substances Control Act, the Endangered Species Act, the Oil Pollution Act and any similar foreign, state or local law.

         (g) "HAZARDOUS SUBSTANCE" means (a) any "hazardous substance," as defined by CERCLA, (b) any "hazardous waste," as defined by RCRA, or (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical or material or any other substance including, but not limited to asbestos, buried contaminants, regulated chemicals, flammable explosives, radioactive materials (including without limitation naturally occurring radioactive materials), polychlorinated biphenyls, natural gas, natural gas liquids, liquified natural gas, condensates, petroleum (including without limitation crude oil and petroleum products), regulated by, or that could result in the imposition of liability under, any Environmental Law or other applicable law of any applicable governmental authority relating to or imposing liability or standards of conduct concerning any hazardous, toxic, or dangerous waste, substance or material, all as amended or hereafter amended.

     2.13 COMPLIANCE WITH LAWS. The Company and the Company Subsidiaries are in compliance in all material respects with any applicable law, rule or regulation of any United States federal, state, local or foreign government or agency thereof that materially affects the business, properties or assets of the Company and the Company Subsidiaries, and no notice, charge, claim, action or assertion has been received by the Company or any Company Subsidiary or, to the Company's knowledge, has been filed, commenced or threatened against the Company or any Company Subsidiary alleging any such violation that would be reasonably likely to have a Company Material Adverse Effect. All licenses, permits and approvals required under such laws, rules and regulations are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. Notwithstanding the foregoing, no representation or warranty in this SECTION 2.13 is made with respect to permits issued under or matters relating to Environmental Laws, which are covered exclusively by the provisions set forth in SECTION 2.12, or with respect to permits to conduct exploratory operations that have not been commenced as of the date of this Agreement.

     2.14 EMPLOYMENT MATTERS. Neither the Company nor any Company Subsidiary:
(i) is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any such contract or agreement presently being negotiated, nor, to the knowledge of the Company, is there, nor has there been in the last five years, a representation campaign respecting any of the employees of the Company or any of the Company Subsidiaries, and, to the knowledge of the Company, there are no campaigns being conducted to solicit cards from employees of Company or any of the Company Subsidiaries to authorize representation by any labor organization; (ii) is a party to, or bound by, any consent decree with, or citation by, any governmental agency relating to employees or employment practices which would reasonably be expected to have a Company Material Adverse Effect; or (iii) is the subject of any proceeding asserting that it has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of the Company Subsidiaries which, with respect to any event described in this clause (iii), would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     2.15 RIGHTS AGREEMENT. The Company has taken all action that may be necessary under the Rights Agreement, so that the execution of this Agreement by the parties hereto and the consummation of the Company Merger, the Parent Merger and the other transactions contemplated hereby shall not cause (a) the Parent, Holdco, Acquisition I or Acquisition II to become an Acquiring Person (as defined in the Rights Agreement), or (b) a Distribution Date or a Stock Acquisition Date (as such terms are defined in the Rights Agreement) to occur.

     2.16 OIL AND GAS RESERVES. The Company has furnished to Parent the Company's estimate of Company's and Company Subsidiaries' oil and gas reserves as of January 1, 2001, as audited by Netherland, Sewell & Associates, Inc. ("COMPANY RESERVE REPORT"). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the factual, non-interpretive data on which the Company Reserve Report was based for purposes of estimating the oil and gas reserves set forth in the Company Reserve Report was accurate in all material respects.

     2.17 CERTAIN CONTRACTS AND ARRANGEMENTS. Neither the Company nor any of the Company Subsidiaries is a party to or bound by any agreement or other arrangement that limits or otherwise restricts the Company or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that would, after the Effective Time, to the knowledge of the Company, materially limit or restrict Holdco or the Parent Surviving Corporation or any of their subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in the oil and gas exploration and production business in any significant geographic area, except for joint ventures, area of mutual interest agreements entered into in connection with prospect reviews and similar arrangements entered into in the ordinary course of business. Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is in breach or default under any contract filed or incorporated by reference as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2000 nor, to the knowledge of the Company, is any other party to any such contract in breach or default thereunder.

     2.18 FINANCIAL AND COMMODITY HEDGING. The Company SEC Reports accurately summarize the outstanding Hydrocarbon and financial hedging positions attributable to the production of the Company and the Company Subsidiaries (including fixed price contracts, collars, swaps, caps, hedges and puts) as of the date reflected therein, and there have been no changes since the date thereof.

     2.19 PROPERTIES. Except for goods and other property sold, used or otherwise disposed of since January 1, 2001 in the ordinary course of business, the Company and the Company Subsidiaries have good and defensible title to all oil and gas properties forming the basis for the reserves reflected in the Company Reserve Report as attributable to interests owned by the Company and the Company Subsidiaries, and to all other properties, interests in properties and assets, real and personal, reflected in the Company SEC Reports filed prior to the date of this Agreement as owned by the Company and the Company Subsidiaries, free and clear of any Liens, except: (i) Liens associated with obligations reflected in the Company Reserve Report or the Company SEC Reports filed prior to the date of this Agreement, (ii) Liens for current taxes not yet due and payable, and (iii) such imperfections of title, easements, Liens, or other matters and failures of title as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The leases and other agreements pursuant to which the Company or any of the Company Subsidiaries leases or otherwise acquires or obtains operating rights affecting any real or personal property are in good standing, valid and effective, and the rentals due by the Company or any Company Subsidiary to any lessor of any such oil and gas leases have been properly paid, except in each case as would not reasonably be expected to have a Company Material Adverse Effect.

                                   ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE PARENT,
                            HOLDCO AND ACQUISITION I

     Except as publicly disclosed by the Parent in the Parent SEC Reports (as defined in SECTION 3.4(A) filed with the SEC prior to the date of this Agreement and except as set forth on the disclosure letter (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of the disclosure letter if the disclosure in respect of the particular section is sufficient on its face without further inquiry reasonably to inform the Company of the information required to be disclosed in respect of the other sections to avoid a breach under the representation and warranty or covenant corresponding to such other sections) previously delivered by the Parent to the Company (the "PARENT DISCLOSURE LETTER"), the Parent Holdco and Acquisition I hereby jointly and severally represent and warrant to the Company as follows. "To the knowledge of the Parent" and similar phrases mean the actual knowledge of the Chief Executive Officer, Chief Financial Office and General Counsel of Parent.

     3.1 ORGANIZATION.

         (a) Each of Parent, Holdco and Acquisition I is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent, Holdco and Acquisition I has the requisite corporate power and authority and any necessary government approvals to own, lease and operate its property and to carry on its business as now being conducted. Each of Parent, Holdco and Acquisition I is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except in such jurisdictions where the failure to be so qualified and/or licensed would not, individually or in the aggregate, have a Parent Material Adverse Effect. A "PARENT MATERIAL ADVERSE EFFECT" means any change, effect, fact, event, condition or development that would have or be reasonably likely to have a material adverse effect on (i) the condition (financial or otherwise), business, operations or assets of the Parent and the direct and indirect subsidiaries of the Parent (the "PARENT SUBSIDIARIES") considered as a single enterprise or (ii) the ability of the Parent to consummate the transactions contemplated by this Agreement. Notwithstanding anything to the contrary herein, any change, effect, fact, event or condition which adversely affects the oil and gas exploration and production industry generally or which arises out of general economic conditions shall not be considered in determining whether a Parent Material Adverse Effect has occurred. The copies of the certificate of incorporation of Parent which is incorporated by reference to, and the bylaws of Parent which are filed as exhibits to, the Company's Annual Report on Form 10-K for the year ended December 31, 2000 are complete and correct copies of such documents as in effect on the date of this Agreement.

         (b) All the outstanding shares of capital stock of, or other equity interests in, each Parent Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Parent, free of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Neither the Parent nor any of the Parent Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any other person that is or would reasonably be expected to be material to the Parent and the Parent Subsidiaries considered as a single entity.

     3.2 CAPITAL STOCK.

         (a) As of April 30, 2001, the authorized capital stock of the Parent consists of 300,000,000 shares of Parent Common Stock, of which 94,966,927 are issued and outstanding and 40,000,000 shares of Preferred Stock, of which none are issued and outstanding. There are 6,832,090 shares of Parent Common Stock held in the treasury of the Company. Such issued shares of Parent Common Stock have been duly authorized, validly issued, are fully paid and nonassessable and free of preemptive rights. Also, Sun Pennsylvania Limited Partnership, a wholly owned entity of the Parent, owns 1,107,692 shares of the Parent's Common Stock. The Parent has not, subsequent to December 31, 2000, declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock. The Parent has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of the Parent to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of the Parent.

         (b) SECTION 3.2(B) of the Parent Disclosure Letter lists the aggregate number of outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Parent or any Parent Subsidiary any capital stock of the Company or securities convertible into or exchangeable for capital stock of the Parent. There are no SARs attached to the options, warrants or rights.

         (c) Except as otherwise described in this SECTION 3.2(C) or as described in SECTION 3.2(B) of the Parent Disclosure Letter, none of Parent, Holdco or any of the Parent Subsidiaries has or is subject to or bound by any outstanding option, warrant, call, subscription or other right (including any preemptive or similar right), agreement, arrangement or commitment which (i) obligates Parent or Holdco to issue, sell or transfer, or repurchase, redeem or otherwise acquire, any shares of the capital stock or other equity interests of Parent, or Holdco, (ii) restricts the transfer of more than 5% of the shares of capital stock of Parent or Holdco, or (iii) relates to the holding, voting or disposition of more than 5% of the shares of capital stock of Parent or Holdco. No bonds, debentures, notes or other indebtedness of Parent,

Holdco or any of the Parent Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of Parent, Holdco or any of the Parent Subsidiaries may vote are issued or outstanding.

         (d) The authorized capital stock of Holdco and the issued and outstanding capital stock of Holdco as of the Effective Time will be the same as that of Parent immediately prior to such date, except as otherwise contemplated by this Agreement. The shares of Holdco Common Stock to be issued in the Company Merger will be duly authorized by all necessary corporate action on the part of Holdco and when issued in accordance with the terms hereof will be validly issued, fully paid, non-assessable and free of preemptive rights.

     3.3 AUTHORITY RELATIVE TO THIS AGREEMENT AND THE PARENT MERGER AGREEMENT.

         (a) Each of Parent, Holdco, Acquisition I and Acquisition II has the requisite corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Parent, Holdco, Acquisition I and Acquisition II the performance by Parent, Holdco, Acquisition I and Acquisition II of their respective obligations hereunder and the consummation by Parent, Holdco, Acquisition I and Acquisition II of the transactions contemplated herein have been duly authorized by the respective boards of directors of Parent, Holdco, Acquisition I and Acquisition II, and no other corporate proceedings on the part of Parent, Holdco, Acquisition I or Acquisition II or any of the Parent Subsidiaries are necessary to authorize the execution and delivery of this Agreement, the performance by Parent, Holdco, Acquisition I and Acquisition II of their respective obligations hereunder and the consummation by Parent, Holdco, Acquisition I and Acquisition II of the transactions contemplated hereby, other than the execution and delivery to each of Acquisition I and Acquisition II by Holdco of a written consent of sole stockholder adopting this Agreement, which consent Parent will so execute and deliver immediately following execution of this Agreement and the Parent Merger Agreement, respectively. This Agreement has been duly executed and delivered by Parent, Holdco, Acquisition I and Acquisition II and constitutes a valid and binding obligation of Parent, Holdco, Acquisition I and Acquisition II, enforceable in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

         (b) Neither the execution and delivery of this Agreement by Parent Holdco, Acquisition I or Acquisition II, nor the consummation by Parent, Holdco, Acquisition I or Acquisition II of the transactions contemplated herein nor compliance by Parent Holdco, and Acquisition I or Acquisition II with any of the provisions hereof will (i) conflict with or result in any breach of the Certificate or Articles of Incorporation or bylaws of Parent or any of the Parent Subsidiaries or (ii) result in a violation or breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance or increase the fee required by, or result in a right of termination, amendment or acceleration under, a right to require redemption or repurchase of or otherwise "put" securities, or the loss of a material benefit under or result in the creation of any Lien upon any of the properties or assets of Parent or any of the Parent Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which Parent or any of the Parent Subsidiaries is a party or by which Parent or any of the Parent Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to compliance with the statutes and regulations referred to in SUBSECTION (C) below, violate any Order applicable to Parent or any of the Parent Subsidiaries or any of their respective properties or assets other than any such event described in items (ii) or (iii) which would not (x) prevent the consummation of the transactions contemplated hereby or (y) have a Parent Material Adverse Effect.

         (c) Except for compliance with the provisions of the Delaware Law, the HSR Act, the '33 Act, the '34 Act and the "blue sky" laws of various states, no action by any governmental authority is necessary for Parent's or Holdco's execution and delivery of this Agreement or the consummation by Parent or Holdco of the transactions contemplated hereby except where the failure to obtain or take such action would not have a Parent Material Adverse Effect.

     3.4 SEC REPORTS AND FINANCIAL STATEMENTS.

         (a) Since January 1, 1998, Parent has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (the "PARENT SEC REPORTS") required to be filed by Parent with the SEC. As of their respective dates and, if amended or superseded by a subsequent filing prior to the date of this Agreement or the Effective Time, then as of the date of such filing, the Parent SEC Reports complied or will comply in all material respects with the requirements of the '33 Act, the '34 Act and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Reports, and none of Parent SEC Reports contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of Parent Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 12 or 15 of the '34 Act.

         (b) The Consolidated Balance Sheets and the related Consolidated Statements of Operations, Consolidated Statements of Stockholders' Equity and Consolidated Statements of Cash Flows (including, in each case, any related notes and schedules thereto) (collectively, the "PARENT FINANCIAL STATEMENTS") of Parent contained in Parent SEC Reports have been prepared from the books and records of Parent and its consolidated subsidiaries, and the Parent Financial Statements present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Parent and its consolidated subsidiaries as of the dates thereof or for the periods presented therein in conformity with GAAP applied on a consistent basis during the periods involved (except as otherwise noted therein, including the related notes, and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount).

     3.5 LITIGATION. There is no suit, action or legal, administrative, arbitration or other proceeding or governmental investigation (the "PARENT CASES") or Order pending or, to the knowledge of the Parent, threatened against or affecting the Parent or any of the Parent

Subsidiaries, considered individually or in the aggregate, that is reasonably likely to have, a Parent Material Adverse Effect nor is there any judgment, decree, injunction, rule or order of any court or other governmental entity or arbitrator outstanding against the Parent or any of the Parent Subsidiaries having, or which considered individually or in the aggregate, is reasonably likely to have, a Parent Material Adverse Effect.

     3.6 FINANCING. On the Closing Date, Parent will have sufficient funds available to it under its existing credit facilities to permit Holdco to pay the Cash Consideration. Holdco will take all action required to reserve for issuance the Holdco Common Stock to be issued in the Company Merger.

     3.7 PROXY STATEMENT. No information supplied by Parent or Holdco for inclusion in the S-4 (including the Proxy Statement/Prospectus) will, at the time the S-4 (as defined in Section 5.6) becomes effective under the '33 Act, at the date of mailing and the date of the Shareholders' Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Notwithstanding the foregoing, Parent and Holdco make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in the Proxy Statement/Prospectus or the S-4. The portions of the Proxy Statement/Prospectus and the S-4 supplied by Parent or Holdco (whether by inclusion or by incorporation by reference therein) shall comply as to form in all material respects with the requirements of the '34 Act and the rules and regulations thereunder and the '33 Act and the rules and regulations promulgated thereunder, as applicable.

     3.8 BROKER'S OR FINDER'S FEES. Except for J.P. Morgan Securities Inc. ("JP MORGAN"), whose fees and expenses will be paid by Parent in accordance with Parent's Agreement with JP Morgan, no agent, broker, person or firm acting on behalf of Parent or under its authority is or will be entitled to any advisory, commission or broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated herein.

     3.9 PARENT NOT AN INTERESTED STOCKHOLDER. As of the date hereof, neither Parent nor any of its Affiliates is, with respect to the Company, an "interested stockholder" as such term is defined in Section 203 of the Delaware Law or
Article 7 of the Company's Certificate of Incorporation.

     3.10 INDEPENDENT EVALUATION. Parent and Holdco are experienced and knowledgeable in the oil and gas business, including without limitation the hydrocarbon production, transportation, storage, trading, marketing, selling, purchasing and hedging business, and is aware of its risks. Parent and Holdco have been afforded the opportunity to examine the materials made available to it by the Company with respect to the Company and Company Subsidiaries (the "BACKGROUND MATERIALS"). The Background Materials include files, or copies thereof, that the Company and Company Subsidiaries have used in their normal course of business and other information about the Company and Company Subsidiaries that the Company and Company Subsidiaries have compiled or generated; however, Parent and Holdco acknowledge and agree that, except for the representations and warranties of the Company contained in this Agreement, neither the Company nor any Company Subsidiary or other person has made any representations or warranties, express or implied, written or oral, as to the accuracy or completeness of the Background Materials or as to any other information relating to the Company or Company Subsidiaries furnished to Parent or Holdco or their representatives by or on behalf of the Company. In entering into this Agreement, Parent and Holdco acknowledge and affirm that each has relied and will rely solely on the terms of this Agreement and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this transaction.

     3.11 TAX MATTERS. Except as publicly disclosed by Parent in the Parent SEC Reports, and except as would not reasonably be expected to have a Parent Material Adverse Effect, Parent and its subsidiaries have timely filed all federal, state, local and other tax returns and reports required to be filed on or before the Effective Date by Parent and its subsidiaries under applicable laws and have paid all required taxes (including any additions to taxes, penalties and interest related thereto) due and payable on or before the date hereof and all such tax returns and reports were true, complete and correct. Neither Parent, Acquisition I, Acquisition II nor Holdco has taken or agreed to take any action, or has knowledge of any condition, that would prevent the Company Merger and the Parent Merger, taken together, from qualifying as an exchange described in Section 351 of the Code.

     3.12 NO VOTE REQUIRED. No vote is required by the holders of any class or series of Parent's or Holdco's (other than Parent) capital stock to approve and adopt this Agreement (including without limitation, the Parent Merger Agreement) or pursuant to the rules of any national securities exchange as a result of this Agreement or the transactions contemplated hereby.

     3.13 ENVIRONMENTAL. Except for such matters that are disclosed in the Parent SEC Reports or which are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect:

         (a) To the knowledge of the Parent, there is no condition existing on any real property or other asset of Parent, Holdco or any Parent Subsidiary or resulting from operations conducted thereon that would reasonably be expected to give rise to any current or future liability to Parent, Holdco or any Parent Subsidiary under Environmental Laws or constitute a violation of any Environmental Laws, and Parent, Holdco and all Parent Subsidiaries are otherwise in compliance in all material respects with all applicable Environmental Laws.

         (b) None of Parent, Holdco and the Parent Subsidiaries, no real property or other asset of Parent, Holdco or any Parent Subsidiary, nor the operations conducted thereon by Parent, Holdco or any Parent Subsidiary or by any prior owner, lessee or operator of such real property or other asset, are subject to any pending or, to the knowledge of Parent or Holdco, threatened action, suit, investigation, inquiry or proceeding relating to any Environmental Laws by or before any court or other governmental authority.

         (c) All material permits, notices and authorizations, if any, required to be obtained or filed in connection with the operation or use of any real property or other asset of Parent, Holdco or any Parent Subsidiary, including without limitation past or present treatment, storage, disposal or release of a Hazardous Substance or solid waste into the environment, have been duly obtained or filed, and Parent and Holdco are in compliance in all material respects with the terms and conditions of all such permits, notices and authorizations.

     3.14 COMPLIANCE WITH LAWS. Parent, Holdco and the Parent Subsidiaries are in compliance in all material respects with any applicable law, rule or regulation of any United States federal, state, local or foreign government or agency thereof that materially affects the business, properties or assets of Parent, Holdco and the Parent Subsidiaries, and no notice, charge, claim, action or assertion has been received by Parent, Holdco or any Parent Subsidiary or, to the Company's knowledge, has been filed, commenced or threatened against Parent, Holdco or any Parent Subsidiary alleging any such violation that would be, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect. Notwithstanding the foregoing, no representation or warranty in this SECTION 3.14 is made with respect to permits issued under or matters relating to Environmental Laws, which are covered exclusively by the provisions set forth in SECTION 3.13, or with respect to permits to conduct exploratory operations that have not been commenced as of the date of this Agreement.

     3.15 BENEFICIAL OWNERSHIP. Except as set forth in the Parent SEC Reports, to the knowledge of the Parent, no person or entity is the beneficial owner, directly or indirectly, of 5% or more of Parent's issued and outstanding common stock as of the date hereof.

                                   ARTICLE 4
                 CONDUCT OF BUSINESS PENDING THE COMPANY MERGER

     4.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE COMPANY MERGER. The Company covenants and agrees that, prior to the Effective Time, unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld) or except in connection with the transactions contemplated by this
Agreement:

         (a) Except as set forth in SECTION 4.1 of the Company Disclosure Letter, the businesses of the Company and the Company Subsidiaries shall be conducted only in the ordinary and usual course of business and consistent with past practices, and the Company and the Company Subsidiaries shall use all reasonable efforts to maintain and preserve intact their respective business organizations, to maintain significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having business relationships with it and keep available the services of its current key officers and employees; and

         (b) Without limiting the generality of the foregoing SECTION 4.1(A), except as set forth in SECTION 4.1 of the Company Disclosure Letter, the Company shall not directly or indirectly, and shall not permit any of the Company Subsidiaries to, do any of the following:

             (i) acquire, sell, encumber, lease, transfer or dispose of any assets, rights or securities that are material to the Company and the Company Subsidiaries or terminate, cancel, materially modify or enter into any material commitment, transaction, line of business or other agreement, in each case out of the ordinary course of business consistent with past practice or acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof;

             (ii) amend or propose to amend its certificate of incorporation or bylaws or, in the case of the Company Subsidiaries, their respective constituent documents;

             (iii) split, combine or reclassify any outstanding shares of, or interests in, its capital stock;

             (iv) declare, set aside or pay any dividend or distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

             (v) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any shares of its capital stock or any options, warrants or rights to acquire capital stock of the Company;

             (vi) except for the Company Common Stock issuable upon exercise of options outstanding on the date hereof (or granted after the date hereof as permitted by this Agreement) and except for up to 25,000 shares or stock options issuable under any 401(k) plan, director compensation or employee stock plans, issue, sell, pledge, dispose of or encumber, or authorize, propose or agree to the issuance, sale, pledge or disposition or encumbrance by the Company or any of the Company Subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date hereof;

             (vii) modify the terms of any existing indebtedness for borrowed money or incur any indebtedness for borrowed money or issue any debt securities, except indebtedness incurred in the ordinary course of business consistent with past practice, but only if the amount of such additional indebtedness does not exceed $41,000,000;

             (viii) assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other person, or make any loans or advances, except to or for the benefit of the Company Subsidiaries or except for those not in excess of $5,000,000 in the aggregate;

             (ix) authorize, recommend or propose any material change in its capitalization;

             (x) take any action with respect to the grant of or increase in any severance or termination pay;

             (xi) adopt or establish any new employee benefit plan or, except as provided in Section 5.3(g), amend in any material respect any employee benefit plan or, other than in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any employee (except as required by any existing employee benefit plans or employment agreements or applicable law) or pay any material benefit not required by any existing employee benefit plan;

             (xii) other than in the ordinary course of business consistent with past practice, enter into or amend in any material respect (other than as required by existing employee benefit plans or employment agreements or by applicable law) any employment, consulting, severance or indemnification agreement entered into or made by the Company or any of the Company Subsidiaries with any of their respective directors, officers, agents, consultants or employees, or any collective bargaining agreement or other obligation to any labor organization or employee incurred or entered into by the Company or any of the Company Subsidiaries (other than as required by existing employee benefit plans or employment agreements or by applicable law);

             (xiii) settle or compromise any liability for taxes or compromise, settle or otherwise resolve other Company Cases involving a payment of more than $5,000,000 in any one case by or to the Company or any of the Company Subsidiaries;

             (xiv) make or commit to make capital expenditures in excess of 20% (twenty percent) over the aggregate budgeted amount set forth in the Company's fiscal 2001 capital expenditure plan previously provided to Parent; except as may be required to (A) continue operations on the drilling, completion or plugging of any well or any well operations for which the Company has consented to participate and is required to continue to participate pursuant to applicable agreements or (B) conduct emergency operations on any well pipeline or other facility;

             (xv) make any material changes in tax accounting methods except as required by applicable law;

             (xvi) other than in the ordinary course of business, pay or discharge any claims, liens or liabilities involving more than $5,000,000 individually or $10,000,000 in the aggregate, which are not reserved for on the balance sheet included in the Company Financial Statements;

             (xvii) write off any accounts or notes receivable in excess of $5,000,000 except in the ordinary course of business;

             (xviii) knowingly take, or agree to commit to take, any action that would or is reasonably likely to result in any of the conditions to the Mergers not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company, Parent, Holdco or the holders of shares of Company Common Stock to consummate the Mergers in accordance with the terms hereof or materially delay such consummation; or

             (xix) amend, modify or waive any provision of the Rights Agreement, or take any action to redeem the Rights or render the Rights inapplicable to any transaction (other than the transactions contemplated hereby);

             (xx) take any action that would prevent the Mergers, taken together, from qualifying as an exchange described in Section 351 of the Code; or

             (xxi) enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing.

     4.2 CONDUCT OF BUSINESS OF PARENT. Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time or earlier termination of this Agreement, neither Parent nor any of its subsidiaries (including Holdco), without the prior written consent of the Company (which consent will not unreasonably be withheld), shall:

         (a) acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of or by any other manner, any business or corporation, partnership or other business organization or division thereof, or otherwise acquire any assets of any other entity (other than the purchase of assets from suppliers, clients or vendors in the ordinary course of business and consistent with past practice) if such transaction would prevent or materially delay the consummation of the transactions contemplated by this Agreement;

         (b) adopt or propose to adopt any amendments to its charter documents which would have a material adverse impact on the consummation of the transactions contemplated by this Agreement;

         (c) take any action that would prevent the Mergers, taken together, from qualifying as an exchange described in Section 351 of the Code;

         (d) with respect to Parent only, split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, except for the payment of ordinary cash dividends in respect of the Parent Common Stock; unless the Exchange Ratio and Per Share Amount are proportionately increased or decreased, as applicable, in which case the prior written consent of the Company shall not be required, but the Company shall be entitled to written notice of such event;

         (e) adopt a plan of complete or partial liquidation or dissolution of Parent; or

         (f) take or agree in writing or otherwise to take any of the actions precluded by SECTIONS 4.2(A) through 4.2(E).

                                    ARTICLE 5
                              ADDITIONAL AGREEMENTS

     5.1 SHAREHOLDERS' MEETING. The Company, acting through its board of directors, shall, in accordance with applicable law and the Company's Certificate of Incorporation and Bylaws, (i) duly call, give notice of, convene and hold a meeting of its shareholders as soon as practicable following the date hereof for the purpose of considering and taking action on this Agreement and the transactions contemplated hereby (the "SHAREHOLDERS' MEETING") and (ii) subject to its fiduciary duties under applicable law after consultation with outside counsel, (A) include in the Proxy Statement/Prospectus (as defined in SECTION 2.7) the unanimous recommendation of the board of directors that the shareholders of the Company vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby and (B) use its reasonable best efforts to obtain the necessary approval and adoption of this Agreement and the transactions contemplated hereby by its shareholders. Notwithstanding the Company's failure to include the recommendation contemplated by clause (A) of the preceding sentence (in the circumstances permitted thereby), unless this Agreement shall have been terminated pursuant to Section 7.1, the Company shall submit this Agreement to its stockholders at the Shareholders' Meeting for the purpose of adopting this Agreement and nothing contained herein shall be deemed to relieve the Company of such obligation.

     5.2 REGISTRATION STATEMENT.

         (a) As soon as practicable following the date hereof, Holdco or Parent shall prepare and file with the SEC a registration statement on Form S-4 to register under the Securities Act the Holdco Common Stock to be issued pursuant to the Company Merger (the "S-4"). The Proxy Statement/Prospectus will be included as a prospectus in and will constitute part of the S-4 as Holdco's prospectus. The Parent, Company and Holdco shall use their reasonable best efforts to have the S-4 declared effective under the '33 Act as promptly as practicable after such filing. Parent, Holdco and the Company will cooperate with each other in the preparation of the Proxy Statement/Prospectus and the S-4; without limiting the generality of the foregoing, Parent and Holdco, on the one hand, and the Company, on the other hand, will furnish to each other the information relating to the party furnishing such information required by the '34 Act to be set forth in the Proxy Statement/Prospectus and the S-4, and Company and its counsel shall be given the opportunity to review and comment on the Proxy Statement/Prospectus and the S-4 prior to the filing thereof with the SEC. Parent, Holdco and the Company each agree to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to any comments made by the SEC with respect to the Proxy Statement/Prospectus and the S-4. The Company will use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to its stockholders as promptly as practicable after the S-4 is declared effective under the '33 Act. No representation, covenant or agreement is made by any party hereto with respect to information supplied by any other party for inclusion in the S-4.

         (b) As soon as practicable after the date hereof, the Company, Parent and Holdco shall promptly and properly prepare and file any other schedules, statements, reports, or other documents required under the '34 Act (if any) or any other federal or state securities laws relating to the Company Merger and the transactions contemplated herein (the "OTHER FILINGS"). Each party shall notify the others promptly of the receipt by such party of any comments or requests for additional information from any governmental official with respect to any Other Filing made by such party and will supply the others with copies of all correspondence between such party and its representatives, on the one hand, and the appropriate government official, on the other hand, with respect to the Other Filings made by such party. Each of the Company, Parent and Holdco shall use reasonable efforts to obtain and furnish the information required to be included in the Proxy Statement/Prospectus and any Other Filing and, after consultation with the other, to respond promptly to any comments made by any governmental official with respect to any Other Filing.

     5.3 EMPLOYEE BENEFIT MATTERS.

         (a) From and after the Effective Time, Holdco shall assume and honor, or shall cause the Surviving Corporation to assume and honor, all Employee Benefit Plans including all employment agreements with executive officers of the Company in accordance with their terms as in effect immediately before the consummation of the Company Merger, subject to any amendment or termination thereof that may be permitted by such terms; provided, however, that the foregoing shall not be construed as prohibiting Parent, Holdco or the Company Surviving Corporation from terminating the employment of any Affected Employee. It is acknowledged and agreed that the consummation of the Company Merger will constitute a "change of control" for purposes of those Employee Benefit Plans including all employment agreements containing "change of control" provisions.

         (b) For 12 months following the Effective Time, the Company Surviving Corporation shall continue to provide to those individuals who are employed by the Company as of the Effective Time and who remain employed following the Effective Time by the Company Surviving Corporation or any Subsidiary of the Company Surviving Corporation ("AFFECTED EMPLOYEES"), compensation and employee benefits which, in the aggregate, are no less favorable than the compensation and benefits provided by the Company to such employees immediately prior to consummation of the Company Merger; provided, however, that (i) as of January 1, 2002, Affected Employees shall become eligible to participate in the employee benefit plans, programs, policies and arrangements of Parent, Holdco, the Company Surviving Corporation or any Subsidiary of Parent or the Company Surviving Corporation (the "PARENT PLANS") on the same basis as similarly situated employees of the Parent, and (ii) the Parent Plans shall be deemed to satisfy this SECTION 6.3(B).

         (c) The Company Surviving Corporation shall give Affected Employees full credit for their continuous service with the Company and its Subsidiaries (including deemed service credited by such entities) for purposes of eligibility to participate and vesting (but not benefit accruals under any defined benefit pension plan) under all employee benefit plans, programs, policies or arrangements which are maintained by Parent, Holdco, the Company Surviving Corporation or any Subsidiary of Parent or the Company Surviving Corporation for such Affected Employees to the same extent recognized by the Company immediately prior to the Effective Time under similar Employee Benefit Plans.

         (d) Parent, Holdco, and the Company Surviving Corporation shall (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees under the Employee Benefit Plans and that have not been satisfied as of the Effective Time and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time (in the calendar year of the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements for the year in which the Effective Time occurs under any welfare plans that such employees are eligible to participate in after the Effective Time.

         (e) On the basis set forth in, and as contemplated by, Section 5.3(e) of the Company Disclosure Letter, the executive officers of the Company shall be deemed to have "Good Reason" to terminate their employment, and receive payments under the agreements between the executive officers and the Company dated March 12, 2001.

         (f) The Company Surviving Corporation shall sponsor the Company's 401(k) Plan as of the Effective Time. The Company Surviving Corporation either shall continue to sponsor such 401(k) Plan or shall merge such Plan into the 401(k) Plan of the Parent Surviving Corporation with the result that the participants in the Company's 401(k) Plan shall be entitled to repay any outstanding participant loans pursuant to the terms of the Company's 401(k) Plan and to avoid any deemed distribution. Notwithstanding any other provision of this Agreement, the Company may amend its 401(k) plan to permit the Company to match employee contributions made through the Effective Time in cash, stock, or a mix thereof in a percentage consistent with past practice.

         (g) 2001 bonuses payable pursuant to the Company's key employee severance agreements shall be calculated on a basis of payment no less than the bonuses paid in 2001 with respect to 2000.

     5.4 CONSENTS AND APPROVALS.

         (a) The Company, Parent and Holdco shall each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. The parties shall consult with each other as to the appropriate time of filing such notifications and shall use their reasonable best efforts to make such filings at the agreed upon time, to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing.

         (b) The Company, Parent and Holdco shall cooperate with each other and
(i) promptly prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (iii) use all reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all governmental bodies and (iv) use all reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all other parties, in the case of each of the foregoing clauses (i), (ii), (iii) and (iv), necessary or advisable to consummate the transactions contemplated by this Agreement or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which the Company, Holdco, Parent or any of their respective subsidiaries is a party or by which any of them is bound; PROVIDED, HOWEVER, that (x) no note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument shall be amended or modified to increase materially the amount payable thereunder or to be otherwise materially more burdensome to the Company and the Company Subsidiaries considered as one enterprise in order to obtain any permit, consent, approval or authorization without first obtaining the written approval of Parent and (y) without the prior consent of Parent, no such actions or things shall be done to the extent they would, individually or in the aggregate, reasonably be expected to have a Holdco Material Adverse Effect (after giving effect to the Mergers). A "HOLDCO MATERIAL ADVERSE EFFECT") means any change, effect, fact, event, condition or development that would have or be reasonably likely to have a material adverse effect on the condition (financial or otherwise), business, operations or assets of Holdco and the direct and indirect subsidiaries of Holdco considered as a single enterprise following the Mergers. The Company shall have the right to review and approve in advance all characterizations of the information relating to the Company; Parent shall have the right to review and approve in advance all characterizations of the information relating to Parent or Holdco; and each of the Company and Parent shall have the right to review and approve in advance all characterizations of the information relating to the transactions contemplated by this Agreement, in each case which appear in any filing (including, without limitation, the Proxy Statement/Prospectus) made in connection with the transactions contemplated hereby. The Company, Parent and Holdco agree that they will consult with each other with respect to the obtaining of all such necessary permits, consents, approvals and authorizations of all third parties and governmental bodies.

     5.5 PUBLIC STATEMENTS. The Company, Parent and Holdco shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated herein and shall not issue any such public announcement or statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or trading market.

     5.6 REASONABLE BEST EFFORTS. Subject to the terms and conditions herein provided, each of the Company, Parent, Holdco and Acquisition I agrees to use reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including but not limited to obtaining all consents, approvals and authorizations required for or in connection with the consummation by the parties hereto of the transactions contemplated by this Agreement, and contesting and resisting of any action, including any legislative, administrative or judicial action, and seeking to have vacated, lifted, reversed or overturned, any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action and acceptance by the Company, Holdco and Parent of any and all divestitures of any assets of the Company, Holdco or Parent or their respective affiliates or acceptance of an agreement to hold any assets of the Company, Holdco or Parent separate or to withdraw from doing business in any geographic area in connection with any lawsuit or other legal proceeding, except to the extent any such actions or things would be reasonably expected to have a Holdco Material Adverse Effect (after giving effect to the Mergers). In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, Parent and/or the Company Surviving Corporation shall cause the proper officers and directors of the Company, Parent and Holdco to take all such action. In the event any litigation is commenced by any person involving the Company, Parent or Holdco and relating to the transactions contemplated by this Agreement, including any other Takeover Proposal (as defined in SECTION 5.9), the Company, Parent or Holdco shall have the right, at its own expense, to participate therein.

     5.7 NOTIFICATION OF CERTAIN MATTERS. Each of the Company, Parent and Holdco agrees to give prompt notice to each other of, and to use their respective reasonable best efforts to prevent or promptly remedy, (i) the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof through the Effective Time and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this SECTION 5.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     5.8 ACCESS TO INFORMATION; CONFIDENTIALITY.

         (a) The Company shall, and shall cause the Company Subsidiaries and the officers, directors, employees and agents of the Company and the Company Subsidiaries, to, afford the officers, employees and agents of Parent and Holdco complete access at all reasonable times from the date hereof through the Effective Date to its officers, employees, agents, properties, facilities, books, records, contracts and other assets and shall furnish Parent and Holdco all financial, operating and other data and information as Parent and Holdco through their officers, employees or agents, may reasonably request. Parent and Holdco shall have the right to make such due diligence investigations as Parent and Holdco shall deem necessary or reasonable. No additional investigations or disclosures shall affect the Company's representations and warranties contained herein, or limit or otherwise affect the remedies available to Parent pursuant to this Agreement.

         (b) Parent and Holdco shall, and Parent shall cause officers of Parent to, afford the officers and directors of the Company complete access at all reasonable times from the date hereof through the Effective Date to its and its subsidiaries' officers, properties, facilities, books, records and contracts and shall furnish the Company all financial, operating and other data and information as the Company through its officers, employees or agents, may reasonably request. The Company shall have the right to make such reasonable due diligence investigations as the Company shall deem necessary. No additional investigations or disclosures shall affect

Parent's or Holdco's representations and warranties contained herein, or limit or otherwise affect the remedies available to the Company pursuant to this Agreement.

         (c) The provisions of the confidentiality agreements between Parent and the Company (the "CONFIDENTIALITY AGREEMENTS") shall remain in full force and effect in accordance with their respective terms.

     5.9 NO SOLICITATION.

         (a) The Company agrees that it shall not, nor shall it permit any of the Company Subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of the Company Subsidiaries, directly or indirectly, to (i) solicit, initiate, or encourage any inquiries relating to, or the submission of, any Takeover Proposal (as hereinafter defined), (ii) approve or recommend any Takeover Proposal, accept any Takeover Proposal or enter into any letter of intent, agreement in principle or agreement with respect to any Takeover Proposal (or resolve to or publicly propose to do any of the foregoing) or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; PROVIDED, HOWEVER, that (x) nothing contained in subclauses (ii) or (iii) above shall prohibit the Company or its board of directors from disclosing to the Company's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the '34 Act, provided that the board of directors of the Company shall not recommend that the stockholders of the Company tender their Company Common Stock in connection with any such tender or exchange offer unless the board of directors shall have determined in good faith, after consultation with its financial advisors and outside counsel, that the relevant Takeover Proposal is a Superior Proposal and
(y) prior to the Shareholders' Meeting, if the Company receives an unsolicited bona fide written Takeover Proposal from a third party that the board of directors of the Company determines in good faith (after receiving the advice of a financial adviser of nationally recognized reputation) is reasonably likely to be a Superior Proposal (as defined below), the Company and its representatives may conduct such discussions or provide such information as the board of directors of the Company shall determine, but only if, prior to such provision of information or conduct of such discussions (A) such third party shall have entered into a confidentiality agreement not materially less favorable to the Company than the Confidentiality Agreement (and containing additional provisions that expressly permit the Company to comply with the provisions of this SECTION 5.9) and (B) the board of directors of the Company determines in its good faith judgment, after consultation with outside counsel, that it is required to do so in order to comply with its fiduciary duties. The Company shall promptly notify the Parent in the event it receives any Takeover Proposal, including the identity of the party submitting such proposal.

         (b) The Company shall promptly (but in no event later than 24 hours after receipt) notify the Parent of the material terms, conditions and other aspects of any inquiries, proposals or offers with respect to, or which could reasonably be expected to lead to, a Takeover Proposal.

         (c) If, prior to Shareholders' Meeting, the board of directors of the Company determines in good faith (after receiving the advice of a financial adviser of nationally recognized reputation and its outside counsel) that an unsolicited bona fide written Takeover Proposal is a Superior Proposal, the Company may terminate this Agreement pursuant to SECTION 7.1(F); provided, however, that the Company shall not terminate this Agreement, and any purported termination shall be void and of no force or effect, unless (i) the Company concurrently with such termination pays to Parent the fee payable pursuant to
SECTION 7.3 and enters into a definitive agreement providing for the Superior Proposal; and (ii) the Company shall have complied with this SECTION 5.9

         (d) For purposes of this Agreement, "TAKEOVER PROPOSAL" means any proposal or offer (whether or not in writing and whether or not delivered to the stockholders of the Company generally) for a merger or other business combination, reorganization, share exchange, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of the Company Subsidiaries or to acquire in any manner (including by tender or exchange offer), directly or indirectly, a 10% or more equity interest in, any voting securities of, or assets (including equity interests in other entities) of the Company and the Company Subsidiaries having an aggregate value equal to 10% or more of the Company's consolidated asset value, other than the transactions contemplated by this Agreement. For purposes of this Agreement, "SUPERIOR PROPOSAL" means any unsolicited bona fide written Takeover Proposal which (i) contemplates (A) a merger or other business combination, reorganization, share exchange, recapitalization, liquidation, dissolution, tender offer, exchange offer or similar transaction involving the Company as a result of which the Company's stockholders prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the ultimate parent entity resulting from such transaction or (B) a sale, lease, exchange, transfer or other disposition (including, without limitation, a contribution to a joint venture) of at least 50% of the value of the assets of the Company and the Company Subsidiaries, taken as a whole, and (ii) is on terms which the board of directors of the Company determines (after consultation with its financial advisor and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, (A) would, if consummated, result in a transaction that is more favorable to its stockholders from a financial point of view (in their capacities as such) than the transactions contemplated by this Agreement (including the terms of any proposal by the Parent to modify the terms of the transactions contemplated by this Agreement) and (B) is reasonably likely to be financed and otherwise completed without undue delay.

         (e) The Company agrees that it will, and will cause its officers, employees, directors, agents and representatives to, immediately cease any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Takeover Proposal and will use its reasonable best efforts to cause any such parties (and its agents or advisors) in possession of confidential information regarding the Company or any of the Company Subsidiaries that was furnished by or on behalf of the Company to return or destroy all such information. The Company shall use its reasonable best efforts to ensure that its officers, directors and key employees and its investment bankers, attorneys and other representatives, are aware the provisions of this Section.

     5.10 INDEMNIFICATION AND INSURANCE.

         (a) The Bylaws of the Company Surviving Corporation shall contain the provisions with respect to indemnification set forth in Article VI of the Third Amended and Restated Bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the date of this Agreement were directors, officers, employees or agents of the Company, unless such modification is required by law.

         (b) The Company shall, to the fullest extent permitted under applicable law or under the Company's Certificate of Incorporation or Bylaws or under the Indemnification Agreements set forth in SECTION 2.10 of the Company Disclosure Letter and regardless of whether the Company Merger becomes effective, indemnify and hold harmless, and after the Effective Time, Parent and the Company Surviving Corporation shall jointly and severally, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer, employee, fiduciary and agent of the Company or any of its Subsidiaries (collectively, the "INDEMNIFIED PARTIES") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission occurring prior to the Effective Time arising out of or pertaining to the transactions contemplated by this Agreement for a period of four years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company or the Company Surviving Corporation, as the case by be, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Company Surviving Corporation, promptly after statements therefor are received provided that any person to whom expenses are advanced provides a customary undertaking complying with applicable law to repay such advances if it is ultimately determined that such person is not entitled to indemnification, (ii) the Company and the Company Surviving Corporation will cooperate in the defense of any such matter, and (iii) any determination required to be made in connection with a claim for indemnification, with respect to whether an Indemnified party's conduct complies with the standards set forth under Delaware Law and the Company's or the Company Surviving Corporation's certificate of incorporation or bylaws, shall be made by independent counsel mutually acceptable to the Company Surviving Corporation and the Indemnified Party; PROVIDED, HOWEVER, that neither the Company nor the Company Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and PROVIDED FURTHER, that neither the Company nor the Company Surviving Corporation shall be obligated pursuant to this SECTION 5.10 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action; and PROVIDED FURTHER that, in the event that any claim or claims for indemnification are asserted or made within such four-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims.

         (c) For six years after the Effective Time, the Company Surviving Corporation shall provide directors' and officers' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Party covered as of the date hereof or hereafter by the Company's directors' and officers' liability insurance policy on terms with respect to coverage and amounts no less favorable than those of such policy in effect on the date hereof; PROVIDED, HOWEVER, that in no event shall the Company Surviving Corporation be required to expend in any one year an amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and, PROVIDED, further, that if the annual premiums of such insurance coverage exceed such amount, the Company Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

         (d) In the event the Company Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Company Surviving Corporation, or at Parent's or Holdco's option, Parent or Holdco, shall assume the obligations set forth in this SECTION 5.10.

         (e) This SECTION 5.10 shall survive any termination of this Agreement and the consummation of the Company Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, and shall be binding on all successors and assigns of the Surviving Corporation. Parent and Holdco shall cause the Company to honor its obligations pursuant to this SECTION 6.10.

     5.11 ACTIONS REGARDING THE RIGHTS. Immediately prior to the Effective Time, the Company shall redeem the Rights. Except as specifically provided herein, the Company shall not modify or waive the terms of its Rights Agreement or take any action to redeem the Rights.

     5.12 OPTIONS. Prior to the Effective Time, the Company shall take all actions necessary (including obtaining any necessary consents of the holders of outstanding options) to provide that at the Effective Time (i) each outstanding option to purchase shares of Company Common Stock (the "COMPANY OPTIONS"), whether or not then exercisable or vested, shall be canceled and (ii) in consideration of such cancellation the Company shall pay to holders of such Company Options an amount in respect thereof equal to the product of (A) the excess, if any, of the Per Share Amount over the exercise price per share of such Company Options and (B) the number of shares of Company Common Stock subject to such Company Options (such payment to be net of the applicable withholding taxes).

     5.13 AFFILIATES. Not less than 30 days prior to the Effective Time, the Company shall deliver to Parent a letter identifying all persons who, in the opinion of the Company, may be deemed at the time this Agreement is submitted for approval by the shareholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the '33 Act, and such list shall be updated as necessary to reflect any changes from the date thereof. The Company shall use reasonable best efforts to cause each person identified on such list to deliver to Parent not less than 15 days prior to the Effective Time, a written agreement in customary form.

     5.14 STOCK EXCHANGE LISTING. Parent and Holdco shall use their reasonable best efforts to cause the shares of Holdco Common Stock to be issued in the Company Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Effective Time.

     5.15 SECTION 16 MATTERS. Prior to the effective times of the Mergers, Parent, Holdco and the Company shall take all such steps as may be required to cause any dispositions of capital stock of Parent and the Company (including derivative securities thereof) or acquisitions of Holdco Common Stock (including derivative securities thereof) resulting from the transactions contemplated by this Agreement and by the Parent Merger Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the '34 Act with respect to Parent or the Company to be exempt under Rule 16b-3 promulgated under the '34 Act.

     5.16 DIRECTORSHIP. As promptly as practicable following the Effective Time, Holdco shall take such action as is necessary to elect either Nicholas Sutton or Michael Highum to its board of directors and to serve until his successor shall be duly qualified and elected or until his earlier death, resignation or removal in accordance with Holdco's certificate of incorporation and bylaws and Delaware Law.

                                   ARTICLE 6
                                   CONDITIONS

     6.1 CONDITIONS TO THE OBLIGATION OF EACH PARTY TO EFFECT THE MERGERS. The obligations of each party to effect the Mergers shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

         (a) this Agreement shall have been adopted by the requisite vote of the stockholders of the Company required by the Delaware Law and its Certificate of Incorporation and bylaws;

         (b) no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, shall be in effect that would make the Mergers illegal or otherwise prevent the consummation of the Mergers;

         (c) The Holdco Common Stock to be issued in the Mergers shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance; and

         (d) The S-4 shall have been declared effective by the SEC under the '33 Act. No stop order suspending the effectiveness of the S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

         (e) any waiting period under the HSR Act applicable to the Mergers shall have expired or been terminated.

     6.2 ADDITIONAL CONDITIONS TO THE OBLIGATION OF PARENT, HOLDCO AND ACQUISITION I. The obligations of Parent, Holdco and Acquisition I to effect the Company Merger shall be subject to fulfillment at or prior to the Effective Time of the following additional conditions:

         (a) (i) Each representation or warranty of the Company shall be true and correct except for circumstances which, when considered individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect, in each case as if such representations and warranties were made at the date of this Agreement and as of the Closing Date (other than to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of such date). There shall not have been a breach in any material respect by the Company of any material covenant or agreement set forth in the Merger Agreement which breach shall not have been remedied within 10 days (or by the Outside Date, if sooner) of written notice specifying such breach in reasonable detail and demanding that same be remedied (except where such failure to be true and correct or such breach, taken together with all other such failures and breaches, would not have a Company Material Adverse Effect);

         (b) There shall not be any pending suit, action, investigation or proceeding brought by any governmental authority before any court (domestic or foreign) or any action taken, or any statute, rule, regulation, decree, order or injunction promulgated, enacted, entered into or enforced by any state, federal or foreign government or governmental agency or authority or by any court (domestic or foreign) that would reasonably be expected to have the effect of:
(i) making illegal or otherwise restraining or prohibiting the consummation of the Mergers or materially delaying the Mergers; or (ii) prohibiting or materially limiting the ownership or operation by the Company or any of its subsidiaries or Parent, Holdco or any of Parent's affiliates of all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and any of its subsidiaries, taken as a whole, or compelling Parent, Holdco or any of Parent's subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company and any of its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as a result of the transactions contemplated by the Merger Agreement; or

         (c) There shall not have occurred and continue to exist any event that individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect (other than matters set forth in the Company Disclosure Letter).

     6.3 ADDITIONAL CONDITIONS TO THE OBLIGATION OF THE COMPANY. The obligations of the Company to effect the Company Merger shall be subject to fulfillment at or prior to the Effective Time of the following additional conditions:

         (a) (i) Any representation or warranty of Parent, Holdco and Acquisition I shall be true and correct except for circumstances which, when considered individually or in the aggregate, have not had or would not reasonably be expected to have a Parent Material Adverse

Effect, in each case as if such representations and warranties were made at the date of this Agreement and as of the Closing Date (other than to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of such date). There shall not have been a breach in any material respect by the Parent, Holdco and Acquisition I of any material covenant or agreement set forth in the Merger Agreement which breach shall not have been remedied within 10 days (or by the Outside Date, if sooner) of written notice specifying such breach in reasonable detail and demanding that same be remedied (except where such failure to be true and correct or such breach, taken together with all other such failures and breaches, would not have a Parent Material Adverse Effect); or

         (b) There shall not be any pending suit, action, investigation or proceeding brought by any governmental authority before any court (domestic or foreign) or any action taken, or any statute, rule, regulation, decree, order or injunction promulgated, enacted, entered into or enforced by any state, federal or foreign government or governmental agency or authority or by any court (domestic or foreign) that would reasonably be expected to have the effect of making illegal or otherwise restraining or prohibiting the consummation of the Mergers or materially delaying the Mergers.

                                   ARTICLE 7
                        TERMINATION, AMENDMENT AND WAIVER

     7.1 TERMINATION. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time notwithstanding approval thereof by the stockholders of the Company:

         (a) by mutual written consent of Parent, Holdco and the Company;

         (b) by any of Parent, Holdco or the Company if the consummation of the Company Merger shall not have occurred on or before December 31, 2001 (the "OUTSIDE DATE"); PROVIDED, HOWEVER, that the right to terminate this Agreement under this SECTION 7.1(B) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; PROVIDED FURTHER that such time periods shall be tolled for any period during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Company Merger;

         (c) by any of Parent, Holdco or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling each of the parties hereto shall use all reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

         (d) by Parent if

             (i) the board of directors of the Company (or any committee thereof) shall have withdrawn, modified or amended in any manner adverse to Parent its approval of or recommendation in favor of the Merger or shall have recommended or approved a Takeover Proposal or shall have resolved to do any of the foregoing;

             (ii) any person or "group" (as defined in Section 13(d)(3) of the '34 Act), other than Parent, Holdco or their affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (as determined pursuant to Rule 13d-3 under the '34 Act) of 15% or more of the Company Common Stock;

             (iii) the Company shall have breached SECTION 5.9 in any material respect, and Parent or Holdco shall have been adversely affected thereby;
     (iv) the Company shall have (x) exempted for purposes of Section 203 of the Delaware Law any acquisition of shares of Company Common Stock by any person or "group" (as defined in Section 13(d)(3) of the '34 Act), other than Parent, Holdco or their affiliates, or (y) amended (or agreed to amend) the Rights Agreement or redeemed (or agreed to redeem) its outstanding Rights thereunder for the purpose of exempting an acquisition of shares of Company Common Stock (other than pursuant to this Agreement) from the Rights Agreement and Rights; or

             (v) prior to the Effective Time there shall be a breach of any representation, warranty, covenant or agreement of the Company in this Agreement such that the conditions set forth in Section 6.2(a) are not capable of being satisfied on or before the Outside Date; PROVIDED that the Parent or Holdco may not terminate this Agreement pursuant to this CLAUSE
     (V) if the Parent or Holdco is in material breach of this Agreement; or

         (e) by the Company if

             (i) prior to the Shareholders' Meeting, the Company receives a Superior Proposal as described in SECTION 5.9(B) and resolves to accept such Superior Proposal, but only if the Company has acted in accordance with, and has otherwise complied with the terms of, SECTION 5.9, including the notice provisions therein; or

             (ii) prior to the Effective Time there shall be a breach of any representation, warranty, covenant or agreement of the Parent, Holdco or Acquisition I in this Agreement such that the conditions set forth in
     Section 6.3(a) are not capable of being satisfied on or before the Outside Date; PROVIDED that the Company may not terminate this Agreement pursuant to this CLAUSE (II) if the Company is in material breach of this Agreement.

     7.2 EFFECT OF TERMINATION. Upon the termination of this Agreement pursuant to SECTION 7.1, this Agreement shall forthwith become null and void except as set forth in SECTION

     7.3, which shall survive such termination; PROVIDED THAT, nothing herein shall relieve any party from liability for any intentional breach of this Agreement prior to such termination.

     7.3 FEES AND EXPENSES.

         (a) If (i) the Company terminates this Agreement pursuant to SECTION 7.1(E)(I), or (ii) Parent or Holdco terminates this Agreement pursuant to
SECTION 7.1(D)(I), (III) or (IV), then in each case the Company shall pay, or cause to be paid, to Parent, concurrently with the time of termination in the case of a termination pursuant to SECTION 7.1(E)(I) or as promptly as is reasonably practicable (but in no event later than 2 business days) in the case of a termination pursuant to SECTION 7.1(D)(I), (iii) or (iv), an amount ("TERMINATION FEE") equal to $40,000,000. In addition, if (i)(x) this Agreement is terminated pursuant to SECTION 7.1(B) (by the Company), or 7.1(D)(V), (y) prior to such termination a Takeover Proposal has been publicly announced, disclosed or communicated and (z) on the date of such termination, Parent is not in material breach of this Agreement and (ii) within 12 months after such termination the Company shall consummate or enter into an agreement with the proponent of such Takeover Proposal or an affiliate of such proponent, then the Company shall pay the Termination Fee concurrently with the earlier of entering into any such agreement or consummating such transaction.

         (b) Except as set forth in this SECTION 7.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, that if this Agreement is terminated and the Termination Fee is payable as a result thereof pursuant to SECTION 7.3(A), in addition to the payment of the Termination Fee, the Company shall assume and pay, or reimburse Parent for, all reasonable out-of-pocket fees and expenses incurred by Parent (including the fees and expenses of its counsel, financial advisor and financing sources) in connection with this Agreement and the transactions contemplated hereby, up to a maximum of $8 million.

     7.4 AMENDMENT. This Agreement may be amended by the parties hereto, at any time before or after approval of this Agreement and the transactions contemplated herein by the respective boards of directors or stockholders of the parties hereto; PROVIDED, HOWEVER, that after any such approval by the stockholders, no amendment which under applicable law may not be made without stockholder approval shall be made without such stockholder approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.5 WAIVER. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE 8
                               GENERAL PROVISIONS

     8.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by telecopier to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

         (a) if to Parent, Holdco or Acquisition I:

                           Kerr-McGee Corporation
                           123 Robert S. Kerr Avenue
                           Oklahoma, City OK  73102
                           Attention: Gregory F. Pilcher, Esq.
                           Fax:  (405) 270-2725

                           with a copy to:

                           Simpson Thacher & Bartlettt
                           425 Lexington Avenue
                           New York, NY  10017-3954
                           Attention:  Peter J. Gordon, Esq.
                                       Brian M. Stadler, Esq.
                           Fax:  (212) 455-2502

         (b) if to the Company:

                           HS Resources, Inc.
                           One Maritime Plaza, Fifteenth Floor
                           San Francisco, CA  94111
                           Attention:  James E. Duffy
                           Fax:  (415) 433-5811

                           HS Resources, Inc.
                           1999 Broadway, Suite 3600
                           Denver, CO 80202
                           Attention:  James M. Piccone, Esq.
                           Fax:  (303) 296-9709
                           with a copy to:

                           Davis Graham & Stubbs LLP
                           1550 Seventeenth Street, Suite 500
                           Denver, CO  80202
                           Attention:  Ronald R. Levine II, Esq.
                           Fax:  (303) 893-1379

Notice so given shall (in the case of notice so given by mail) be deemed to be given when received and (in the case of notice so given by cable, telegram, telecopier, telex or personal delivery) on the date of actual transmission or (as the case may be) personal delivery.

     8.2 REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Agreement shall not survive the Company Merger.

     8.3 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

     8.4 COUNTERPARTS; FACSIMILE TRANSMISSION OF SIGNATURES. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement. If any party hereto elects to execute and deliver a counterpart signature page by means of facsimile transmission, it shall deliver an original of such counterpart to each of the other parties hereto within ten days of the date hereof, but in no event will the failure to do so affect in any way the validity of the facsimile signature or its delivery.

     8.5 ASSIGNMENT; NO THIRD PARTY BENEFICIARIES.

         (a) This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void.

         (b) Nothing in this Agreement shall be construed as giving any person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except that each Indemnified Party is intended to be a third party beneficiary of SECTION 5.10 and may specifically enforce its terms.

     8.6 SEVERABILITY.

         (a) If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

     8.7 ENTIRE AGREEMENT. This Agreement and the Confidentiality Agreements contain all of the terms of the understandings of the parties hereto with respect to the subject matter hereof.


               [The remainder of this page is intentionally blank]

                   AGREEMENT AND PLAN OF MERGER SIGNATURE PAGE

     IN WITNESS WHEREOF, Parent, Holdco, the Company, Acquisition I and Acquisition II have caused this Agreement to be executed as of the date first written above.

                                HS RESOURCES, INC.


                                By: /S/NICHOLAS J. SUTTON
                                   ------------------------------------------
                                Name: Nicholas J. Sutton
                                     ----------------------------------------
                                Title: Chief Executive Officer
                                      ---------------------------------------

                                KERR-McGEE CORPORATION


                                By: /S/LUKE CORBETT
                                   ------------------------------------------
                                Name:  Luke Corbett
                                Title:  Chairman and Chief Executive Officer

                                KING HOLDCO, INC.


                                By: /S/LUKE CORBETT
                                   ------------------------------------------
                                Name:  Luke Corbett
                                Title:  Chairman and Chief Executive Officer

                                KING MERGER SUB, INC.


                                By: /S/LUKE CORBETT
                                   ------------------------------------------
                                Name:  Luke Corbett
                                Title:  Chairman and Chief Executive Officer

                                HAWK MERGER SUB, INC.


                                By: /S/LUKE CORBETT
                                   ------------------------------------------
                                Name:  Luke Corbett
                                Title:  Chairman and Chief Executive Officer